UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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RAM Energy Resources, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RAM ENERGY RESOURCES, INC.

5100 East Skelly Drive, Suite 650

Tulsa, Oklahoma 74135

To the Stockholders of RAM Energy Resources, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of RAM Energy Resources, Inc. to be held on June 12, 2007, at the Renaissance Tulsa Hotel and Convention Center, 6808 South 107th East Avenue, Tulsa, Oklahoma 74133, commencing at 10:00 a.m., local time. We look forward to personally greeting as many of our stockholders as possible at the meeting.

The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. Immediately following the meeting, a report on our operations will be presented, including a question-and-answer and discussion period.

We know that most of our stockholders are unable to attend the Annual Meeting in person. We solicit proxies so that each stockholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please take a few minutes now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your vote is important.

Thank you for your continued interest in RAM Energy Resources, Inc.

Very truly yours,

Larry E. Lee,
Chairman, President and Chief Executive Officer

May 22, 2007

RAM ENERGY RESOURCES, INC.

5100 East Skelly Drive, Suite 650

Tulsa, Oklahoma 74135

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 12, 2007

To the Stockholders of RAM Energy Resources, Inc.:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of RAM Energy Resources, Inc. will be held at the Renaissance Tulsa Hotel and Convention Center, 6808 South 107th East Avenue, Tulsa, Oklahoma 74133, on June 12, 2007, commencing at 10:00 a.m., local time, for the following purposes:

1. To elect two directors of RAM Energy Resources, Inc., one to serve for a term of two years and one to serve for a term of three years;

2. To ratify and approve the appointment of UHY LLP as the Company’s independent auditors for 2007; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on May 18, 2007, as the record date for the meeting, and only holders of common stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

John L. Cox
Secretary

Tulsa, Oklahoma

May 22, 2007

EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE.

RAM ENERGY RESOURCES, INC.

5100 East Skelly Drive, Suite 650

Tulsa, Oklahoma 74135

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

June 12, 2007

This Proxy Statement is furnished by RAM Energy Resources, Inc. in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2007 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders, and at any and all adjournments of said meeting. Unless the context otherwise requires, all references to “we” and “us” refer to RAM Energy Resources, Inc. and its subsidiaries.

Solicitation and Revocation of Proxies and Voting

The execution and return of the enclosed proxy will not affect your right to attend the Annual Meeting of Stockholders and to vote in person. Even if you have given a proxy, you have the power to revoke it at any time before it is exercised. You may revoke the proxy prior to its exercise by delivering written notice of revocation to our corporate Secretary, at 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135, by executing a later-dated proxy, or by attending the Annual Meeting and voting in person. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy; however, if no specification is made, the shares represented by proxy will be voted as recommended by the Board of Directors.

We will pay the expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and the accompanying proxy. Such expenses may also include the charges and expenses of banks, brokerage firms, and other custodians, nominees, or fiduciaries for forwarding proxies and proxy material to beneficial owners of our common stock. We expect to solicit proxies primarily by mail, but our directors, officers, employees, and agents may also solicit proxies in person or by telephone or by other electronic means. This Proxy Statement and accompanying proxy were first mailed to our stockholders on or about May 22, 2007.

Quorum; Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of shares of our outstanding common stock representing a majority of the total combined voting power of all of our outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. If a quorum is present, the election of directors will require a plurality of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy. Two directors will be elected by a plurality of the votes cast by the holders of common stock. See Proposal I - Election of Directors.

You may, with respect to the election of directors:

•	vote for the election of all nominees named herein;

•	withhold authority to vote for all such nominees; or

•	vote for the election of one nominee and withhold your vote for the other nominee by specifically so indicating in the space provided on the proxy.

The ratification of the selection of UHY LLP as our independent auditors for 2007 requires the affirmative vote by holders of shares of our outstanding common stock representing a majority of the voting power of the shares present or represented by proxy at the Annual Meeting.

Abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum. A broker non-vote occurs when a record owner holding shares for a beneficial owner does not vote on a particular proposal because the record owner does not have discretionary voting power under the applicable rules of The Nasdaq Stock Market with respect to such shares, and the record owner has not received instructions from the beneficial owner. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast. The ratification of the appointment of UHY LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the shares of our common stock, present in person or represented by proxy at the Annual Meeting. Abstentions will be counted in tabulating the votes for such proposal and, therefore, will have the same effect as a vote against the ratification of the appointment of UHY LLP as our independent registered public accounting firm, as applicable. Broker non-votes will not be counted as shares present in tabulating the votes on a proposal.

As a matter of policy, we maintain proxies and voting tabulations that identify individual stockholders on a confidential basis. We make such documents available only to those persons who process the proxy cards, tabulate the vote, and serve as inspectors of election and certain of our employees responsible for the Annual Meeting. We do not disclose your vote except as may be necessary to meet legal requirements.

Only the holders of outstanding shares of our common stock of record at the close of business on May 18, 2007, are entitled to receive notice of and to vote at the Annual Meeting. On April 29, 2007, we had outstanding 41,153,530 shares of our common stock. Each share of common stock issued and outstanding on the record date is entitled to one vote on each matter to be voted upon at the Annual Meeting.

DIRECTORS AND EXECUTIVE OFFICERS

Our Board of Directors and executive officers are:

Name	Age	Position
Larry E. Lee	58	Chairman, President and Chief Executive Officer
John M. Longmire	65	Senior Vice President and Chief Financial Officer
Larry G. Rampey	62	Senior Vice President
Drake N. Smiley	59	Senior Vice President
John L. Cox	56	Vice President, Secretary and Treasurer
Robert E. Phaneuf	60	Vice President — Corporate Development
Sean P. Lane	48	Director
Gerald R. Marshall	73	Director
John M. Reardon	65	Director

Larry E. Lee has served as our chairman, president and chief executive officer since May 2006. He is a founder of our wholly owned subsidiary, RAM Energy, Inc., or RAM Energy, and has served as its president and, with the exception of the period from June 1992 to November 1997, when he served as chief operating officer, he has served as its chief executive officer since September 1987. Mr. Lee became chairman of the board of RAM Energy in October 2005. Mr. Lee has been active in the oil and gas industry since 1976. Mr. Lee worked for the private companies of Goldman Enterprises and Kerr Consolidated before developing the RAM Energy companies in 1984. He served in the public sector as budget director for the city of Oklahoma City from 1971 to 1976, and was a member of the staff of Governor David Boren during 1976. Mr. Lee is a Wildcatter member of the Oklahoma Independent Petroleum Association and a member of the Independent Petroleum Association of America, having previously served as director. Mr. Lee is a member of the Board of Trustees, serves as chairman of the Finance Committee, is a member of the Executive Committee, and is chairman elect of the Board of Trustees for the Philbrook Museum of Art. He is also a member of the Board of Directors of the Oklahoma Heritage Association. Mr. Lee serves as a member of the Executive Board of the Indian Nations Council of the Boy Scouts of America. He is a lifetime member of World Presidents’ Organization. Mr. Lee received his B.B.A. in finance from the University of Oklahoma.

John M. Longmire has been our chief financial officer and a senior vice president since May 2006 and has been chief financial officer of RAM Energy since August 1994 and a senior vice president since December 1997. Previously, Mr. Longmire was vice president of RAM Energy from August 1994 until December 1997 and was its controller from March 1990 until August 1994. Mr. Longmire has 30 years experience in various financial management positions in the oil and gas industry. Prior to joining RAM Energy in 1990, Mr. Longmire held various positions with Texas International Company, Amarex, Inc. and Union Oil Company of California. Mr. Longmire is a Certified Public Accountant and received his B.S. in 1973 from California State University at Los Angeles.

Larry G. Rampey has been our senior vice president since May 2006 and a senior vice president of RAM Energy since February 1998, previously serving as vice president of operations since May 1989. Mr. Rampey has 30 years of experience in the management of both domestic and international oil and gas properties. From 1972 until May 1989, Mr. Rampey was employed by Reading & Bates Petroleum Co., holding positions of vice president of international operations and vice president of domestic operations. Mr. Rampey was employed by Amoco prior to joining Reading & Bates. Mr. Rampey is a member of the Society of Petroleum Engineers and the Oklahoma Independent Petroleum Association. Mr. Rampey received his B.S. in Industrial Engineering from Oklahoma State University.

Drake N. Smiley has been our senior vice president of land and exploration since May 2006 and has held a similar position with RAM Energy since January 1998. Mr. Smiley served as vice president of land, legal and business development of RAM Energy from February 1997 until December 1997. Previously, Mr. Smiley was employed by Reading & Bates, serving as manager of land. Before Reading & Bates, he was employed by Cities Service Company. In June of 1994, Mr. Smiley accepted the position of vice president, land with Continental Resources, Inc. in Enid, Oklahoma. Mr. Smiley has 28 years of experience in the petroleum industry and is a member of the Oklahoma and Tulsa County Bar Associations, the Tulsa and American Associations of Petroleum Landmen and the Oklahoma Independent Petroleum Association. He is a Phi Beta Kappa graduate of the University of Missouri, where he also received his Juris Doctorate.

John L. Cox has been our vice president, secretary and treasurer since May 2006, vice president of RAM Energy since June 2005 and secretary and treasurer of RAM Energy since November 2005. Prior to joining RAM Energy, Mr. Cox served as chief financial officer of Cannon Energy, Inc. from March 2003 until June 2005. Mr. Cox previously was controller for Mannix Oil and Gas, Inc. from February 2001 until March 2003 and controller/bankruptcy accountant for the bankruptcy trustee for Bristol Resources Corporation from 1997 to February 2001. Mr. Cox was also a vice president and chief financial officer for Latex Petroleum from 1994 to 1997, controller of Panada Exploration, Inc. from 1990 to 1994, and controller/ manager of financial reporting for Reading & Bates Petroleum Co. from 1976 to 1989. Mr. Cox is a Certified Public Accountant and received a B.S. in Accounting from Oklahoma City University.

Robert E. Phaneuf has been our vice president-corporate development since May 2006 and served in a similar capacity with RAM Energy since March 2006. From September 1995 until February 2006, Mr. Phaneuf served as vice president of corporate development at Vintage Petroleum Corporation. From 1994 until September 1995, he was employed in the corporate finance group at Arthur Andersen LLP. From 1972 to 1976, Mr. Phaneuf was an investment advisor with First International Investment Management Company. From 1976 to 1994, Mr. Phaneuf served as an energy analyst in the research department of several investment banking and brokerage firms, including Schneider, Bernet & Hickman from 1976 to 1978; as Vice President of Kidder, Peabody & Co. from 1978 to 1988; as Senior Vice President — Energy Research, Rauscher, Pierce, Refsnes, Inc. from 1988 to 1993; and as Senior Vice President — Head of Energy Research Group, Kemper Securities, from 1993 to 1994. Mr. Phaneuf received a B.A. in psychology and an MBA in Finance from the University of Texas at Austin.

Sean P. Lane was appointed to our board in May 2006. He has served as a managing member of Kinsale Advisors LLC since January 2003, providing business and risk management advisory services to companies and investors in the energy, environmental and technology industries. From May 1999 until December 2002, Mr. Lane was an executive vice president, chief administrative officer, general counsel and director of beenz.com inc. a global internet currency business. Mr. Lane served as a managing director of Liberty Power Investments, LLC, an international electric power project development, finance and acquisition firm from December 1992 until May 1999. Mr. Lane has also served as an executive of Compania Boliviana de Energia Electrica, S.A., the leading Bolivian electric utility, as well as The Henley Group, Inc., Wheelabrator Technologies, Inc. and Catalyst Energy Corporation, all publicly traded firms with significant investments in the U.S. or international independent power and environmental industries. Mr. Lane received his J.D. from Georgetown University Law Center and a Bachelor’s degree in Political Economy and History from Fordham University.

Gerald R. Marshall was appointed to our board in May 2006 and has been a director of RAM Energy since December 1997. Mr. Marshall was vice chairman of the Midland Group of Oklahoma City, Oklahoma, which includes Midland Mortgage Co., MidFirst Bank, Midland Asset Management Co. and Home Shield Insurance Co., from October 1996 to March 2003 and served as a director of MidFirst Bank from 1993 until March 2003, and served as its chief credit officer from October 1996 until March 2001. From 1990 until 1995, Mr. Marshall was chairman, chief executive officer and principal owner of RAM Management Associates, an asset management contractor for the Resolution Trust Corporation. From 1989 until 1990, Mr. Marshall served as a special consultant to Worthen Banking Corporation of Arkansas. From 1987 until 1989, Mr. Marshall was interim chief executive officer of an insolvent savings and loan association in Little Rock, Arkansas, pending federal resolution. From September 1984 until November 1986, Mr. Marshall served as chairman of the board and chief executive officer of Bank of Oklahoma, Oklahoma City, N.A and from August 1981 to April 1984, Mr. Marshall served as president and chief executive officer of Goldman Enterprises, a privately owned, diversified group of companies. Prior to August 1981, Mr. Marshall served as chairman and chief executive officer of Capital Bank, N.A. of Houston, Texas and was a senior vice president of its then parent company, Mercantile Texas Corporation. Prior to 1981, Mr. Marshall served as president and director of The First National Bank and Trust Company of Oklahoma City; as executive vice president of First National Bank in Dallas, and as president of Liberty National Bank and Trust Company of Oklahoma City. Mr. Marshall received a B.S. in Finance and Accounting from the University of Oklahoma.

John M. Reardon was appointed to our board in May 2006 and has served as a director of RAM Energy since October 2005. He previously was a member of the RAM Energy board from January 1998 to May 2002. Mr. Reardon has been market president of Union Bank of California, in Valencia, California, since November 2002. From August 1994 until November 2002, Mr. Reardon was president and chief executive officer of Valencia National Bank, Santa Clarita, California. From 1991 to August 1994, Mr. Reardon was executive vice president of Ramco Oil and Gas, Inc. and RAM Management Associates, Inc. Mr. Reardon was a senior vice president of Wells Fargo Bank, Los Angeles, California from 1987 to 1991. Previously, he served as chairman, president and chief executive officer of Southwestern Bank and Trust Company, Oklahoma City; executive vice president of The First National Bank and Trust Company of Oklahoma City, Oklahoma; and vice president of Liberty National Bank and Trust Company, Oklahoma City, Oklahoma. Mr. Reardon is currently president of the board of directors of the Santa Clarita Valley Boys & Girls Club Foundation. In 2000, Mr. Reardon was presented the Entrepreneur of the Year Award by Ernst & Young and he is a life member in the Entrepreneur of the Year Award Hall of Fame. Mr. Reardon has served as a director of Gene Autry Western Heritage Museum, Los Angeles, California; as a member and officer of several committees and sub-committees of the Housing and Real Estate Finance Committee of the American Bankers Association; and as a director of the Oklahoma Bankers Association. Mr. Reardon has served on the faculty of the University of Oklahoma School of Commercial Banking; Southwestern Graduate School of Banking, Southern Methodist University, Dallas, Texas; the Real Estate Finance School and the National Commercial Lending School of the American Bankers Association; and the Secured Lending School of the Oklahoma Bankers Association. He served as Chairman of the Federal Government Relations Committee of the Oklahoma Bankers Association and as a member of the board of directors of the Chair of Banking, the College of Business of the University of Oklahoma. He has also served as an advisory director of Oklahoma State University and a member of the Oklahoma State Advisory Council of the United States Small Business Administration, and President. Mr. Reardon received a B.S. in business from Oklahoma State University and is a graduate of the Southwestern Graduate School of Banking, Southern Methodist University in Dallas, Texas.

PROPOSAL I

ELECTION OF DIRECTORS

Our Board of Directors currently consists of four persons. Our Amended and Restated Certificate of Incorporation provides for three classes of directors. The term of each class of directors is normally three years, and the term of one class expires each year in rotation. The following is a list of our current directors, by class:

Term expiring in 2007	Larry E. Lee and Gerald R. Marshall(a)
Term expiring in 2008	Sean P. Lane and John M. Reardon

(a)	Mr. Marshall’s term was scheduled to expire in 2006. However, as no election was held in 2006, Mr. Marshall’s term continued until 2007.

Larry E. Lee and Gerald R. Marshall, each of whom is currently a director, have been nominated for election as directors at the Annual Meeting. Mr. Lee has been nominated to serve for a three-year term ending in 2010, and Mr. Marshall has been nominated to serve for a two-year term ending in 2009. In 2006, Mr. Marshall was appointed to fill a vacancy with a term expiring in 2006. However, we did not hold an annual meeting of stockholders in 2006 because of our acquisition by merger of RAM Energy. As a result, Mr. Marshall’s term has carried over and he has been nominated for a two-year term ending in 2009. Two directors, Sean P. Lane and John M. Reardon, will continue in office to serve pursuant to their prior appointments.

The Board of Directors proposes and recommends that Larry E. Lee be elected for a three-year term expiring in 2010 and Gerald R. Marshall be elected for a two-year term ending in 2009. The election of Larry E. Lee and Gerald R. Marshall must be approved by the affirmative vote of the holders of shares of our common stock representing a plurality of the voting power of the shares of common stock present and voting at the meeting.

The persons named as proxies in the accompanying proxy, who have been designated as such by our Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Larry E. Lee and Gerald R. Marshall. Should either of Messrs. Larry E. Lee or Gerald R. Marshall become unable or unwilling for any reason to stand for election as a director, the persons named in the proxy will vote for the election of such other person as our Board of Directors may propose to replace such nominee. We know of no reason why either of Messrs. Larry E. Lee and Gerald R. Marshall will be unavailable, unable or unwilling to serve.

The names of the directors whose terms of office will continue after the Annual Meeting, their principal occupations during the past five years, other directorships held, and certain other information are set forth earlier in this proxy statement.

Independence of Directors

We adhere to the rules of The Nasdaq Stock Market in determining whether a director is independent. Our Board of Directors also consults with our counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these considerations, our Board of Directors has affirmatively determined that Messrs. Lane, Marshall and Reardon are independent directors. Mr. Lee is not independent. Prior to our acquisition of RAM Energy, Inc. on May 8, 2006, our directors were Lawrence S. Coben, Isaac Kier, David Preiser and Jon Schotz. Each resigned as a director in conjunction with the acquisition effective May 8, 2006. Messrs. Coben and Kier were not independent prior to their resignations.

Board Meetings and Committees

Our Board of Directors has the responsibility for establishing our broad corporate policies and for our overall performance. However, the Board is not involved in our day-to-day operations. The Board is kept informed of our business through discussions with the chairman, president and chief executive officer and other officers, by reviewing analyses and reports provided to it on a regular basis, and by participating in Board and Committee meetings.

Meetings. Our Board of Directors held eight meetings during 2006. Prior to our acquisition of RAM Energy, Inc., our board of directors consisted of Lawrence S. Coben, Isaac Kier, David A. Preiser and Jon Schotz. Upon consummation of the RAM Energy acquisition on May 8, 2006, Messrs. Coben., Kier, Preiser and Schotz resigned as directors, and Larry E. Lee, Sean P. Lane, Gerald R, Marshall and John M. Reardon were appointed as directors to fill the vacancies created by these resignations. Messrs. Lee, Marshall and Reardon were present for all eight meetings of our Board of Directors held between May 8, 2006 and December 31, 2006, and Mr. Lane was present for seven of the eight meetings.

Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. In accordance with our Amended and Restated By-laws, the Board of Directors annually elects from its members the members of each Committee.

Audit Committee. Members of our Audit Committee are Sean P. Lane, Gerald R. Marshall and John M. Reardon, with Mr. Marshall acting as Chairman.

The Audit Committee is composed of non-employee directors, all of whom currently meet the “independence” standards of The Nasdaq Stock Market and of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, as more fully described below under the caption “Audit Committee Report.” The Audit Committee annually considers the qualifications of our independent auditor and makes recommendations to the Board on the engagement of the independent auditor. The Audit Committee meets quarterly with representatives of the independent auditor and is available to meet at the request of the independent auditor. During these meetings, the Audit Committee receives reports regarding our books of accounts, accounting procedures, financial statements, audit policies and procedures, internal accounting and financial controls, and other matters within the scope of the Audit Committee’s duties. The Audit Committee reviews the plans for and results of audits for us and our subsidiaries. The Audit Committee reviews the independence of the independent auditor, and considers and authorizes the fees for both audit and non-audit services provided by the independent auditor. Following consummation of our acquisition of RAM Energy on May 8, 2006, our Audit Committee held three meetings and all members of our Audit Committee were in attendance at each of these meetings. The Audit Committee has adopted a written charter which is available on our website at http://www.ramenergy.com.

Compensation Committee. Members of our Compensation Committee are Sean P. Lane, Gerald R. Marshall and John M. Reardon, with Mr. Reardon acting as Chairman.

Currently, the members of our Compensation Committee are non-employee directors who meet the “independence” standards of The Nasdaq Stock Market, but are eligible to participate in any of the plans or programs that the Board administers. The Compensation Committee reviews and approves the compensation of our senior executives. The Compensation Committee also administers our 2006 Long Term Incentive Plan and approves restricted stock awards and other stock-based grants for our executive officers and other employees. Our Compensation Committee has not adopted a charter. See “Executive Compensation and Other Information — Compensation Discussion and Analysis” included elsewhere herein for information regarding our compensation process. Following consummation of our acquisition of RAM Energy on May 8, 2006, our Compensation Committee held one meeting, and all members of our Compensation Committee attended that meeting.

Nominating and Corporate Governance Committee. Members of our Nominating and Corporate Governance Committee are Sean P. Lane, Gerald R. Marshall and John M. Reardon, with Mr. Lane acting as Chairman.

Each member of our Nominating and Corporate Governance Committee is an independent director under Nasdaq listing standards. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. The Nominating and Corporate Governance Committee will consider persons identified by our Board members, management, stockholders, investment bankers and others. During the period ending immediately after our 2008 annual meeting, the nominees for our Board of Directors will be determined pursuant to the terms of a voting agreement (described below) and approved by our Nominating and Corporate Governance Committee.

We do not have any restrictions on stockholder nominations under our certificate of incorporation or by-laws. The Nominating and Corporate Governance Committee will consider stockholder nominees to be our directors. Any stockholder nominations must be received by us not less than sixty (60) days nor more than ninety (90) days prior to the annual meeting; provided however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Nominations should be delivered to the Nominating and Corporate Governance Committee at the following address: The RAM Energy Resources Nominating and Corporate Governance Committee, c/o Sean P. Lane, Committee Chairman, RAM Energy Resources, Inc., 5100 East Skelly Drive, Suite 650 Tulsa, Oklahoma 74135. The stockholder’s nomination notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment and business experience of the person for at least the previous five years, (c) the class and number of shares of our capital stock which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the SEC under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of our capital stock which is beneficially owned by the stockholder. Such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.

Our Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to be presented to our Board of Directors for nomination as directors, ensuring that our Board and our organizational documents are structured in a way that best serves our practices and objectives, and developing and recommending a set of corporate governance principles. The charter for the Nominating and Corporate Governance Committee requires that the Committee consist of no fewer than three Board members that satisfy the “independence” requirements of The Nasdaq Stock Market. Each member of our Nominating and Corporate Governance Committee meets these requirements. Following consummation of our acquisition of RAM Energy on May 8, 2006, our Nominating and Corporate Governance Committee held one meeting in 2006, and all members of the Committee were in attendance at that meeting. A copy of the current charter of the Nominating and Corporate Governance Committee is available on our website at http://www.ramenergy.com.

In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principles that each director should be an individual of high character and integrity and have:

•	independence;

•	wisdom;

•	integrity;

•	an understanding and general acceptance of our corporate philosophies;

•	business or professional knowledge and experience that can bear on our challenges and deliberations and those of our Board of Directors;

•	a proven record of accomplishment with an excellent organization;

•	an inquiring mind;

•	a willingness to speak one’s mind;

•	an ability to challenge and stimulate management; and

•	a willingness to commit time and energy to our business affairs.

Qualified candidates for membership as a director will be considered without regard to race, color, religion, gender, ancestry, national origin or disability.

In addition to considering possible candidates for election as directors, the Nominating and Corporate Governance Committee may, in its discretion, review the qualifications and backgrounds of existing directors and other nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of our Board of Directors, and recommend the slate of directors to be nominated for election at the ensuing annual meeting of stockholders. Currently, we do not employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

In addition, the charter of our Nominating and Corporate Governance Committee provides that the Committee will evaluate our corporate governance effectiveness and recommend such revisions as it deems appropriate to improve our corporate governance. The areas of evaluation may include such matters as the size and independence requirements of our Board of Directors, Board committees, management success and planning, and regular meetings of our non-management directors without management in executive sessions. We do not have a policy requiring members of our Board of Directors to attend annual meetings of our stockholders.

Election of Directors; Voting Agreement

In conjunction with our acquisition of RAM Energy, the former stockholders of RAM Energy, on the one hand, and Lawrence S. Coben and Isaac Kier (two of our founders and former directors), on the other hand, entered into a voting agreement pursuant to which they have agreed to vote for the other’s designees as our directors until immediately following the election that will be held in 2008, as follows:

•	in the class to stand for reelection in 2007 — Larry E. Lee and Gerald R. Marshall; and

•	in the class to stand for reelection in 2008 — John M. Reardon and Sean P. Lane.

Pursuant to the voting agreement, the former stockholders of RAM Energy have the right to designate three directors and Messrs. Coben and Kier have the right to designate one director. Messrs. Marshall, Lee and Reardon are all designees of the former RAM Energy stockholders. Mr. Lane is a designee of Messrs. Coben and Kier.

Stockholder Communications with the Board

General. Our Board of Directors believes that direct access to our independent directors, who constitute our Nominating and Corporate Governance Committee and our Audit Committee, is essential to ensuring that corporate governance concerns, recommendations for director nominees, questions concerning our accounting functions, internal controls or auditing practices, and reports of potential violations of law or Company policies, are addressed at the highest level within the organization. Accordingly, our Board has established the following contact procedures.

Nominating and Corporate Governance Inquiries. Our Nominating and Corporate Governance Committee has the responsibility of evaluating and improving our corporate governance effectiveness and identifying and recommending qualified individuals to serve on our Board. Stockholders or Company employees wishing to communicate with our Nominating and Corporate Governance Committee concerning these matters may do so through our investor relations staff by email to dmurry@ramenergy.com, or by regular mail addressed to:

RAM Energy Resources, Inc.

Attention: Ms. Donna Murry, Investor Relations

Meridian Tower, Suite 650

5100 E. Skelly Drive

Tulsa, OK 74135

A record of each communication will be maintained by our investor relations staff. All appropriate corporate governance and similar communications from stockholders and employees received by our investor relations staff promptly will be forwarded to the Chairman of our Nominating and Corporate Governance Committee. If a response is requested, please so indicate in your communication, together with an email or regular mail address. While the Committee may not respond to every inquiry, we can assure our stockholders and employees that every inquiry received by the Committee will be reviewed and given full consideration.

Audit Committee Inquiries. Our Audit Committee has the responsibility of establishing procedures to promote the integrity of our financial statements, including the engagement of internal and external auditors, monitoring the performance of our accounting staff and overseeing the implementation of internal controls over our financial statement reporting. In order to enhance the Committee’s performance of these responsibilities, the Committee has established a toll-free Access Line to enable anyone who has a concern about the Company’s auditing or accounting practices or our internal controls over financial statement reporting to communicate those concerns directly to the Chairman of our Audit Committee. The Access Line also may be used to report concerns about the conduct of Company employees, agents or contractors, or our outside auditors, or to report potential violations of the law or of Company policies. The Access Line is maintained by a third-party provider and is available 24 hours a day, seven days a week. All calls will be confidential and anonymous, unless the caller wishes to leave his or her name and contact information.

The Access Line number is 1-800-249-5241.

All calls made to the Access Line will be transcribed and emailed by the Access Line provider to the Chairman of the Audit Committee. Upon receipt, the Chairman of the Committee will review the information, advise the other members of the Committee, conduct such investigation and take such action as may be appropriate to address the concerns expressed in the inquiry. Employees are reminded that the Company does not permit retaliation of any kind against employees for good faith reports of concerns about the conduct of Company employees, agents, contractors or outside auditors, or potential violations of law or Company policies.

Code of Ethics

The Company’s Code of Ethics, which is applicable to all directors, managers and employees, embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its long-standing commitment to honesty, fair dealing and full compliance with all laws affecting the Company’s business. The Code of Ethics is available on our website at www.ramenergy.com. The Code of Ethics is also available in print to any stockholder who requests it.

The Company’s toll free Access Line may also be used by employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Ethics relating, among other things, to:

•	accounting practices, internal accounting controls, or auditing matters and procedures;

•	theft or fraud of any amount;

•	insider trading;

•	performance and execution of contracts;

•	conflicts of interest;

•	violations of securities and antitrust laws; and

•	violations of the Foreign Corrupt Practices Act.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file certain reports with the Securities and Exchange Commission concerning their beneficial ownership of our equity securities. The SEC’s regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors and greater than 10% stockholders. Mr. Larry E. Lee failed to timely file two Form 4s and each of Messrs. Longmire, Rampey, Smiley, Phaneuf and Cox failed to timely file one Form 4. To our knowledge, based solely on a review of the copies of such forms and amendments thereto received by us with respect to 2006, all Section 16(a) filing requirements were met.

Compensation Committee Interlocks and Insider Participation

At December 31, 2006, our Compensation Committee consisted of Sean P. Lane, Gerald R. Marshall and John M. Reardon. No member of the Compensation Committee was one of our officers or employees, or an officer or employee of any of our subsidiaries at any time during 2006, and no member of our Compensation Committee had any relationship requiring disclosure in this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. LARRY E. LEE AND GERALD R. MARSHALL AS DIRECTORS.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

UHY LLP has served as our independent public accountants for our fiscal years ended December 31, 2005 and 2006, and will serve as our independent public accountants for 2007. Previously, our independent public accountants were BDO Seidman, LLP.

On May 8, 2006, we dismissed BDO Seidman, LLP as our independent registered public accountants in connection with the closing of the acquisition of RAM Energy. The decision was approved by our Board of Directors. The report of BDO Seidman, LLP on our balance sheets as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2005, the period ended December 31, 2004, and the period from February 5, 2004 (inception) to December 31, 2005 did not contain an adverse opinion or disclaimer of opinion. However, such report dated February 10, 2006 contained an explanatory paragraph relating to our ability to continue as a going concern.

During our fiscal years ended December 31, 2005 and 2004 and any subsequent interim period preceding the termination (through May 8, 2006), there were no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, LLP would have caused BDO Seidman, LLP to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or subsequent interim periods. There were no reportable events as described in Item 304 (a)(i)(v) of Regulation S-B.

We requested that BDO Seidman, LLP furnish us with a letter addressed to the Securities and Exchange Commission (“SEC”) stating whether or not it agreed with the above statements. A copy of the letter furnished by BDO Seidman, LLP in response to that request, dated May 8, 2006 is filed as Exhibit 16.1 to our Form 8-K report filed with the Securities and Exchange Commission, or SEC, on May 8, 2006.

On May 8, 2006, we engaged UHY Mann Frankfort Stein & Lipp CPAs, LLP (“UHY Mann”) as our new independent registered public accountanting firm. During the two most recent fiscal years and the interim period preceding the engagement of UHY Mann, we had not consulted with UHY Mann regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement or reportable event identified in paragraph (a)(1)(iv) of Item 304 of Regulation S-B.

Effective June 1, 2006, the partners of UHY Mann joined UHY LLP, a New York limited liability partnership, which is the independent registered public accounting firm with which UHY Mann had an affiliation. UHY LLP is a legal entity that is separate from UHY Mann. UHY Mann ceased to provide audit services to us upon consummation of its transaction with UHY LLP, and, contemporaneously with the consummation of such transaction, resigned as our independent auditors. None of the reports of UHY Mann on our or our subsidiaries’ financial statements for either of the past two years or subsequent interim periods contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

The decision to change principal accountants from UHY Mann to UHY LLP was approved by our Audit Committee. During the two most recent fiscal years preceding the date of engagement and all subsequent interim periods, there were no disagreements between us or our subsidiaries and UHY Mann on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of UHY Mann, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

We requested that UHY Mann deliver to us a letter addressed to the SEC stating whether it agrees with the statements made by us above, and if not, stating the respects in which it does not agree. A copy of the letter of UHY Mann is filed as Exhibit 16 to our Form 8-K report filed with the SEC on June 5, 2006.

Effective June 1, 2006, we engaged UHY LLP as our independent public accountants for our fiscal year ended December 31, 2006 and the interim periods prior to such year-end. During our two most recent fiscal years preceding the engagement or subsequent interim period, we had not consulted with UHY LLP regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor did the limited liability partnership of UHY LLP provide advice to us, either written or oral, that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue. Further, during our two most recent fiscal years or subsequent interim periods, we had not consulted with the limited liability partnership of UHY LLP on any matter that was the subject of a disagreement or a reportable event.

Audit Fees

Audit fees billed to us during the fiscal years ended December 31, 2005 and December 31, 2006 for audit or review of our annual financial statements and our assessment of the effectiveness of the internal controls over financial reporting, and those financial statements included in our quarterly reports on Form 10-Q, totaled $678,104 for 2005 and $352,483 for 2006.

Audit-Related Fees

Audit-related fees billed to us during our fiscal years ended December 31, 2005 and December 31, 2006 for assurance and related services reasonably related to the audit or review of our financial statements, but not otherwise disclosed under the heading “Audit Fees” above, totaled $69,356 for 2005 and $157,246 for 2006.

Tax Fees

No tax fees were billed to us by UHY LLP during our fiscal years ended December 31, 2005 or December 31, 2006 for tax compliance, tax advice or tax planning.

All Other Fees

Fees billed to us during our fiscal years ended December 31, 2005 and December 31, 2006 for all other non-audit services totaled $91,871 for 2005 and $105,555 for 2006. These services primarily relate to pre-acquisition accounting and operating data verification supporting our detailed due diligence investigations for the acquisition of RAM Energy that we consummated in 2006.

The Audit Committee has determined that the provision of non-audit services by UHY did not impact the independence of that firm, and was compatible with maintaining such auditor’s independence.

The Audit Committee approves in advance all audit and non-audit services to be performed for us by our independent accountants. The Audit Committee pre-approved services which represented the following percentages of fees billed in each category in 2005 and 2006:

	2005	2006
Audit-Related Fees	100.0	100.0
All Other Fees	100.0	100.0

PROPOSAL II

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

UHY LLP was recommended by the Audit Committee of our Board of Directors for reappointment as our independent auditors for 2007, and we have signed an engagement letter with UHY for UHY to serve as our independent auditors for 2007. UHY served as our independent auditors for the year ended December 31, 2006. UHY is a member of the SEC Practice Section of the American Institute of Certified Public Accountants and is registered with the Public Company Accounting Oversight Board.

UHY representatives are expected to attend the 2007 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Stockholder ratification of the selection of UHY as our independent auditors is not required by our by-laws or otherwise. However, we are submitting the selection of UHY to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain UHY. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in our best interests and the best interests of our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE FIRM OF UHY LLP AS INDEPENDENT AUDITORS FOR RAM ENERGY RESOURCES, INC. FOR THE YEAR 2007.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our Board of Directors has overall responsibility for establishing compensation for our directors and executive officers. Our Board has delegated to the Compensation Committee of the Board the responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy with respect to our executive officers. The Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive. Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table provided below, are referred to as our named executive officers. With the exception of our president and chief executive officer, Larry E. Lee, the types of compensation and benefits provided to our named executive officers are similar to those provided to other executive officers. Compensation and benefits provided to Mr. Lee are controlled by his employment agreement described below.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one designed to retain our key executives, reward the achievement of annual, long-term and strategic goals, align the executives’ interests with those of the stockholders and ultimately improve stockholder value. The Committee evaluates both performance and compensation to ensure we maintain our ability to attract and retain superior employees in key positions and that compensation provided to our key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Committee believes executive compensation packages provided to our executives, including our named executive officers, should include both cash and stock-based compensation.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for all of our executive officers and, after consultation with our president and chief executive officer, approves equity awards to all of our employees. Decisions regarding the non-equity compensation of other employees are made by our president and chief executive officer after consultation with the Committee.

Our president and chief executive officer annually reviews the performance of each executive officer (other than himself, whose performance is reviewed by the Committee). The conclusions reached as the result of and recommendations based on these reviews, including recommendations with respect to salary adjustments and annual bonus or equity award amounts, are presented to the Committee. The Committee then exercises its discretion in determining adjustments or awards to executive officers.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured our annual and long-term cash and non-cash executive compensation to:

•	reward key executives who have been with us and contributed to our success;

•	entice executives to join us and provide incentive to remain employed;

•	motivate performance that will lead to long-term improvements in our oil and natural gas operations;

•	strengthen the alignment between our stockholders and executive and key personnel; and

•	encourage and facilitate executive ownership of our stock.

Our Board engaged Villareal & Associates, Inc., an outside compensation consulting firm, to assist the Board and the Committee in crafting our total compensation program for our directors and executive officers. In its reports, Villareal & Associates provided the Board and the Committee with relevant market data and alternatives to consider when making compensation decisions for our directors and executive officers. Villareal & Associates provided us certain comparative data with what it believed to be our compensation peer group with which we compete for top executive-level talent. The comparative data include certain information set forth in the current Mercer Energy Compensation Survey and the Watson Wyatt Reports on Top Management and Middle Management Compensation Practices.

To meet our objectives, the Committee has determined to allocate a significant percentage of total compensation to incentive-based compensation. There is no pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews information provided by our president and chief executive officer, outside consultants and industry surveys and reports to determine the appropriate level and mix of incentive compensation versus base salary.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for our named executive officers were:

•	base salary;

•	performance-based incentive compensation;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Base Salary

We provide our named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for our named executive officers are determined for each executive based on his or her position and responsibility by using market data. Base salary ranges are designed so that salary opportunities for a given position generally will be within the upper 25% quartile of the market salary surveyed.

During its review of base salaries for executives, the Committee primarily considers:

•	market data provided by our outside consultant;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries of named executive officers are based on the Committee’s assessment of the individual’s performance.

Performance-Based Incentive Compensation

The Committee has the latitude to design cash and stock-based incentive compensation awards intended to promote and reward high performance and achievement of corporate goals by key employees, encourage the growth of stockholder value and allow key employees to participate in our long-term growth and profitability. Compensation is paid in the form of cash bonuses, grants of restricted stock, share units, stock options, stock appreciation rights, performance units and performance bonuses, or some combination of these awards. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate. Stock-based awards will generally vest between two and five years after the date of the grant. An exception was our May 8, 2006 restricted stock awards made to Messrs. Longmire, Rampey and Smiley, which restricted stock awards were made in connection with the consummation of our merger with RAM Energy, Inc. and vested thirty days following issuance. Awards of restricted stock to our insiders subject to Section 16(b) of the Securities Act of 1933 require the approval of the Committee. Ownership of restricted stock granted under our 2006 Long-Term Incentive Plan by our named executive officers is set forth under the heading “Security Ownership of Certain Beneficial Owners and Management.”

If made, all stock-based awards under our 2006 Long-Term Incentive Plan will be made at or above the market price of our common stock at the time of the award. The Committee may grant awards of stock options or restricted stock awards to executives at any regularly scheduled or special meeting. The grant date of any stock option or restricted stock award will be determined in accordance with FAS 123(R).

Three grant decisions were made in 2006. On May 8, 2006, at the initial meeting of our Board immediately following our merger with RAM Energy, Inc., our Board granted restricted stock awards of 10,000 shares to Messrs. Lane, Marshall and Reardon, our non-employee directors. This is the maximum grant we can make in any calendar year to our non-employee directors pursuant to our 2006 Long-Term Incentive Plan. These restricted stock grants vested thirty days following issuance in order to provide an immediate sense of participation by our non-employee directors in our performance and growth. Also on May 8, 2006, our Board granted restricted stock awards of 100,000 shares each to Messrs. Longmire, Rampey and Smiley, certain of our named executive officers. This is the maximum grant we can make to employees in any calendar year pursuant to our 2006 Long-Term Incentive Plan. The restricted stock grants to Messrs. Longmire, Rampey and Smiley also vested thirty days following issuance. The closing price of our common stock on May 8, 2006 was $6.72 per share and the closing price of our common stock on the date of vesting of these restricted share grants was $6.04. The amount of the grants, and the short vesting period, was approved by the Board to reward these named executive officers for their long-standing service to RAM Energy, Inc., as well as to provide these executives the ability to participate in the increase in value of RAM Energy, Inc. over the past several years.

On November 10, 2006, with the assistance of Villareal & Associates, the Committee made salary-based awards for initial equity compensation grants to 22 of our employees, excluding Messrs. Longmire, Rampey and Smiley. The awards were based on a percentage of base salary, which range from 100% to 200% of base salary. Included as a recipient of the restricted stock awards granted November 10, 2006 was Mr. Cox, our vice president, secretary and treasurer. The market price of our common stock on the grant date was $5.06 per share. These grants vest over a five year period.

The Committee does not use specific financial or operational targets to determine awards of incentive compensation. The nature of the oil and natural gas industry makes targets difficult, because many of the components of financial and operational targets tend to be outside of management’s control. These components include commodity prices, availability of drilling and service equipment, and drilling and completion schedules under the control of third parties, among others.

On March 12, 2007, our Compensation Committee approved cash bonuses for our executive officers for performance during 2006. Mr Lee received a cash bonus of $200,000; Messrs. Longmire, Rampey and Smiley each received cash bonuses of $100,000, and Messrs. Cox and Phaneuf each received cash bonuses of $75,000. In addition, on March 12, 2007 Messrs. Rampey and Smiley each received restricted stock awards of 100,000 shares of our common stock. The restrictions lapse ratably over a five year period.

Retirement and Other Benefits

Our 401(k) Profit Sharing Plan is a tax-qualified retirement savings plan pursuant to which all employees, including the named executive officers, are able to contribute the lesser of up to 100% of their annual salary or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. In 2006, we elected to match 100% of each employee’s contribution to the plan. On March 29, 2007 our Board determined that for 2007, we would match 100% of employee contributions up to 6% of the employee’s salary. All contributions to the plan as well as any matching contributions are fully vested upon contribution.

Perquisites and Other Personal Benefits

We provide our executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers. The perquisites provided to our named executive officers are set forth in footnotes 5 and 6 of the Summary Compensation Table below. Attributed costs of the personal benefits for the named executive officers for the fiscal year ended December 31, 2006, are included in column (i) of the Summary Compensation Table below.

Executive Employment Agreement

In connection with the consummation of our merger with RAM Energy, Inc. in May 2006, we entered into an employment agreement with Larry E. Lee, under the terms of which Mr. Lee will serve as our president and chief executive officer for a term of three years. The employment agreement provides that Mr. Lee will receive an annual base salary of $450,000. In addition, we pay the annual premium on a term life insurance policy owned by Mr. Lee, the costs of his annual physical examinations, and certain country club dues and expenses. Mr. Lee also may be awarded a bonus for any fiscal year during the employment term, either pursuant to an incentive compensation plan maintained by us or as otherwise may be determined by our board of directors.

The employment agreement provides for certain payments in the event of Mr. Lee’s termination. The termination payments are discussed below.

The employment agreement contains certain restrictive covenants that prohibit Mr. Lee from disclosing information that is confidential to us and our subsidiaries and generally prohibits him, during the employment term and for one year thereafter, from soliciting or hiring our employees and those of our subsidiaries. The employment agreement does not contain any restrictive covenants that otherwise limit Mr. Lee’s ability to compete with us and our subsidiaries following his employment.

Tax and Accounting Implications

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 paid to certain individuals in any taxable year. We believe compensation paid by us is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers. For fiscal 2006, all amounts paid to our named executive officers were deductible.

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe we are operating in good faith compliance with the statutory provisions that were effective January 1, 2005.

Beginning on January 1, 2006, we began accounting for stock-based payments including grants and awards under our 2006 Long-Term Incentive Plan in accordance with the requirements of FAS 123(R).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement .

THE COMPENSATION COMMITTEE

John M. Reardon, Chairman
Sean P. Lane
Gerald R. Marshall

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006. Substantially all of the compensation paid to our president and chief executive officer, Larry E. Lee, results from the terms of his employment agreement. We have not entered into any employment agreements with any of the other named executive officers.

Based on the fair value of equity awards granted to named executive officers in 2006 and the base salary of the named executive officers, “Salary” accounted for approximately 33% of the total compensation of the named executive officers while incentive compensation accounted for approximately 67% of the total compensation of the named executive officers. The table below reflects compensation paid to each named executive officer while executive officers of RAM Energy, Inc. prior to our acquisition of it on May 8, 2006, as well as amounts paid by us after the acquisition date.

(a)	(b)	(c)	(d)		(e)	(i)		(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock awards ($)(4)	All other compensation ($)(5)		Total ($)
Larry E. Lee	2006	$450,000	$350,000	(1)	$—	$227,345	(6)	$1,027,345
President and Principal Executive Officer
John M. Longmire	2006	190,000	100,000	(2)(3)	672,000	34,003		996,003
Senior Vice President and Principal Financial Officer
Larry G. Rampey	2006	212,500	100,000	(2)(3)	672,000	36,977		1,021,497
Senior Vice President
Drake N. Smiley	2006	195,000	100,000	(2)(3)	672,000	39,265		1,066,265
Senior Vice President
John L. Cox	2006	156,250	75,000	(2)	—	34,869		266,119
Vice President, Secretary and Treasurer

(1)	A bonus of $150,000 was paid to Mr. Lee by RAM Energy prior to our May 8, 2006 acquisition of RAM Energy. A bonus of $200,000 was earned in 2006 and paid to Mr. Lee in 2007.
(2)	These amounts represent bonuses earned in 2006 and paid in 2007.
(3)	While not earned in 2006, deferred bonuses of $50,000 were paid in 2006 to each of Messrs. Longmire, Rampey and Smiley as a result of Deferred Bonus Compensation Plan awards granted by RAM Energy in 2004 and 2005, and each will receive a bonus of $25,000 in 2007 as the final payment of the bonuses awarded in 2005. The deferred bonus payments are not reflected in the bonus amounts in column (d).
(4)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of restricted stock awards pursuant to our 2006 Long-Term Incentive Plan.
(5)	The amounts shown in column (i) reflect for each named executive officer the value attributable to personal use of Company-provided automobiles (each as calculated in accordance with Internal Revenue Service guidelines) included as compensation on the IRS Form W-2 of the named executive officers who receive such benefits. Income taxes on such amounts are also reimbursed by us and included on each officer’s W-2. The value attributable to these amounts were as follows: Mr. Lee — $59,595; Mr. Longmire — $14,003; Mr. Rampey — $16,977; Mr. Smiley — $19,265; and Mr. Cox — $14,869. These amounts also include a 401(k) match for each named executive officer of $20,000.
(6)	For our president and chief executive officer, includes the following:

•

While the president and chief executive officer of RAM Energy, Inc. prior to its acquisition by us on May 8, 2006, perquisites totaling $152,486. This amount is comprised of use of company car and tax thereon (described in footnote 5), meals and entertainment, travel and lodging, costs related to personal residences, social and country club dues, boat storage costs, medical expenses, and other immaterial perquisites.

•

Following our acquisition on May 8, 2006, and under the terms of Mr. Lee’s employment agreement, use of company car and tax thereon (described in footnote 5), an annual premium for a $5.0 million life insurance policy, country club dues, and costs related to an annual physical examination. Other perquisites include spousal travel, other club dues, meals and entertainment, and other immaterial perquisites. Perquisites paid after May 8, 2006 totaled $54,859

Total amount paid for meals and entertainment was $34,954, of which $34,110 was incurred by RAM Energy, Inc. prior to our acquisition of RAM Energy, Inc., and $844 was incurred after the date of the acquisition. Total amount paid for travel and lodging was $31,579, of which $25,332 was incurred by RAM Energy, Inc. prior to our acquisition of RAM Energy, Inc., and $6,247 was incurred after the date of acquisition.

Grants of Plan-Based Awards In 2006

(a)	(b)	(i)		(j)
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)		All Other Option Awards: Number of Securities Underlying Options (#)
Larry E. Lee	—	—		—
Larry G. Rampey	05/08/2006	100,000	(2)	—
John M. Longmire	05/08/2006	100,000	(2)	—
Drake N. Smiley	05/08/2006	100,000	(2)	—
John L. Cox	11/10/2006	69,170	(3)	—

(1)	The amounts shown in column (i) reflect the number of shares of restricted stock granted to each named executive officer pursuant to our 2006 Long-Term Incentive Plan.
(2)	These restricted stock grants vested thirty days following the grant date, resulting in the granting and vesting of the restricted stock awards in the same year. The market price of the shares of our common stock on the date of grant was $6.72 per share.
(3)	This restricted stock grant vests in equal increments annually over a five-year period from the date of grant.

Outstanding Equity Awards at Fiscal Year-end

Stock Awards
(a)	(g)	(h)	(i)	(j)
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Larry E. Lee	—	—	—	$—
Larry G. Rampey	—	—	—	—
John M. Longmire	—	—	—	—
Drake N. Smiley	—	—	—	—
John L. Cox	—	—	69,170	381,127

Option Exercises and Stock Vested

	Stock Awards
(a)	(d)	(e)
Name	Number of shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Larry E. Lee	—	$—
Larry G. Rampey	100,000	$604,000
John M. Longmire	100,000	$604,000
Drake N. Smiley	100,000	$604,000
John L. Cox	—	$—

Potential Payments Upon Termination or Change of Control

With the exception of certain provisions in Larry E. Lee’s employment agreement and our Deferred Bonus Compensation Plan, we are not obligated to any of the named executive officers in the event of termination of such executive’s employment or upon a change of control.

Mr. Lee’s Employment Agreement. The amount of compensation payable to Larry E. Lee, as set forth in his employment agreement, upon voluntary termination, termination for cause, termination for good reason and termination in the event of disability or death is shown below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to Larry E. Lee upon his termination. The actual amounts to be paid out can only be determined at the time of his separation from us.

The term “disability” means disability (either physical or mental) which (i) materially and adversely affects Mr. Lee’s ability to perform his duties required of his office, and (ii) at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by us or our insurers and acceptable to Mr. Lee or his legal representative. The term “cause” means termination for one of the following reasons:

•	the conviction of Mr. Lee of a felony by a federal or state court of competent jurisdiction;

•	an act or acts of dishonesty taken by Mr. Lee and intended to result in substantial personal enrichment of Mr. Lee at our expense; or

•	Mr. Lee’s failure to follow a direct, reasonable and lawful written order from the Board, within the reasonable scope of his duties, which failure is not cured within 30 days.

The term “good reason” means:

•

the assignment to Mr. Lee of any duties inconsistent in any respect with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the employment agreement;

•

any other action taken by us which results in a diminution in Mr. Lee’s position, compensation, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which we remedy within ten (10) days after receipt of notice thereof given by Mr. Lee;

•

any failure by us to otherwise perform our obligations under the employment agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which we remedy within ten (10) days after receipt of notice thereof given by Mr. Lee;

•

our requiring Mr. Lee to be based at any office or location other than that described in the employment agreement, except for periodic travel reasonably required in the performance of his responsibilities;

•	any purported termination by us of Mr. Lee’s employment otherwise than as expressly permitted by the employment agreement; or

•	any failure by us to cause any successor entity to assume our obligations to Mr. Lee under the employment agreement.

Payments Made Upon Termination Other Than for Cause, Death or Disability, or by Mr. Lee for Good Reason

In the event Mr. Lee is terminated for reasons other than cause, death or disability, or Mr. Lee resigns for good reason:

•	we will be obligated to pay to Mr. Lee in a lump sum payment the following amounts:

•	his annual base salary through the date of termination to the extent not already paid;

•	the highest bonus paid to Mr. Lee during his employment term for a full fiscal year, pro rated for that portion of the year of termination in which Mr. Lee is employed by us;

•	an amount equal to 200% of Mr. Lee’s base salary in effect on the date of termination;

•	any deferred compensation and accrued vacation pay;

•

if Mr. Lee qualifies for accelerated vesting of stock options, restricted stock awards or other employee benefits, but the acceleration would adversely affect the tax status of the plan or other participants in the plan, an amount equal to the benefit he would receive had accelerated vesting occurred; and

•

a “gross-up” payment in an amount equal to any excise tax, or interest or penalties related to any excise tax, assessed against Mr. Lee pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, based upon the payments discussed above, the vesting of any stock or option rights under any benefit plan and the payment of the “gross-up” amount;

•	all of Mr. Lee’s stock options and restricted stock awards will vest; and

•

Mr. Lee and his family, if applicable, may continue to participate in any welfare benefit plan offered by us through the term of the employment agreement to the same extent as if Mr. Lee continued to be employed by us through the full term of the employment agreement.

Payments Made Upon Termination for Cause or by Mr. Lee for other than Good Reason

In the event Mr. Lee is terminated for cause, or Mr. Lee resigns for other than good reason, we have no further obligations to Mr. Lee other than a lump sum payment of the following amounts:

•	his annual base salary through the date of termination to the extent not already paid;

•	any deferred compensation; and

•

a “gross-up” payment in an amount equal to any excise tax, or interest or penalties related to any excise tax, assessed against Mr. Lee pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, based upon the payments discussed above and the payment of the “gross-up” amount.

Payments Made Upon Death or Disability

In the event of Mr. Lee’s death or disability:

•	we will be obligated to pay to Mr. Lee in a lump sum payment the following amounts:

•	his annual base salary through the date of termination to the extent not already paid;

•	the bonus paid to Mr. Lee for the last full fiscal year, pro rated for that portion of the year of termination during which year Mr. Lee is employed by us;

•	an amount equal to Mr. Lee’s base salary in effect on the date of termination for the lesser of twelve (12) months or the remaining term of the employment agreement;

•	any deferred compensation and accrued vacation pay;

•

if Mr. Lee qualifies for accelerated vesting of stock options, restricted stock awards or other employee benefits, but the acceleration would adversely affect the tax status of the plan or other participants in the plan, an amount equal to the benefit he would receive had accelerated vesting occurred; and

•

a “gross-up” payment in an amount equal to any excise tax, or interest or penalties related to any excise tax, assessed against Mr. Lee pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, based upon the payments discussed above, the vesting of any stock or option rights under any benefit plan and the payment of the “gross-up” amount; and

•	all of Mr. Lee’s stock options and restricted stock awards will vest.

The following table shows the potential payments upon termination of Mr. Lee’s employment with us as set forth in his employment agreement.

Executive Benefits and Payments Upon Separation	Voluntary Termination Without Good Reason	Voluntary Termination With Good Reason	Involuntary Not For Cause Termination	For Cause Termination	Disability	Death
Compensation:
Base Salary(1)	$—	$900,000	$900,000	$—	$450,000	$450,000
Bonus	—	—	—	—	—	—
Benefits & Perquisites:
Stock Awards	—	—	—	—	—	—
Deferred Compensation(1)	—	—	—	—	—	—
Health and Welfare Benefits(2)	—	29,008	29,008	—	—	—
Excise Tax and Gross-Up	—	—	—	—	—	—
Accrued Vacation Pay	—	—	—	—	—	—

Total	$—	$929,008	$929,008	$—	$450,000	$450,000

(1)	Assumes termination as of December 31, 2006 and all salary due and payable, and all matching contributions pursuant to our 401(k) plan, deferred compensation and accrued vacation pay to that date have been paid.
(2)	Average monthly cost is $1,036, with approximately 28 months remaining under the term of the employment agreement.

Deferred Bonus Compensation Plan. On April 21, 2004, RAM Energy, Inc. adopted a Deferred Bonus Compensation Plan for its senior management employees. The plan provides additional compensation for significant business transactions with a portion of each bonus to be deferred to encourage retention of key employees. Our Compensation Committee did not make grants under this plan for services rendered in 2006, and does not expect to make grants under this plan in the future.

For services rendered in 2004 and 2005, Messrs. Longmire, Rampey and Smiley were granted cash awards of $75,000 each, with one-third of each award vesting on each anniversary date for three years beginning on July 1, 2004 and July 1, 2005, respectively. In the event of a change of control, each participant in our Deferred Bonus Compensation Plan becomes 100% vested in all unvested portions of previously granted awards as of the date such change of control occurs. Similarly, in the event of a participant’s involuntary termination or termination of employment due to death or disability, the participant will immediately become 100% vested in the award as of the date of involuntary termination, death or disability A lump sum cash payment must be made within thirty (30) days of becoming vested. In the event of the death of a participant, the deferred portion of the participant’s award that becomes vested as of the date of death shall be paid to the beneficiary designated by the participant.

Under this plan, an involuntary termination results when a participant is terminated without cause. A change of control occurs on the date on which one of the following events occurs:

•

any sale or transfer of our common stock which results in less than fifty percent (50%) of our outstanding voting securities being owned by persons or entities (or the heirs, legatees, family members or family-owned entities of persons or entities) who owned fifty percent (50%) or more of such securities prior to such sale or transfer;

•

our merger or consolidation with or into another entity as a result of which less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity are owned by persons or entities (or the heirs, legatees, family members or family-owned entities of persons or entities) who owned fifty percent (50%) or more of our voting securities prior to such merger or consolidation; or

•

the sale of all or substantially all of our assets to an entity of which less than fifty percent (50%) of the outstanding voting securities of such entity are owned by persons or entities (or the heirs, legatees, family members or family-owned entities of persons or entities) who owned fifty percent (50%) or more of our voting securities prior to such asset sale.`

As of January 1, 2007, the potential payments upon termination to our named executive officers who are participants in our Deferred Bonus Compensation Plan upon a change of control, termination of their employment without cause or their disability or death as set forth in the plan is $25,000 each.

Director Compensation

Our Board determines all cash and non-cash compensation paid to our directors. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. We intend to pay our non-employee directors an annual fee of $75,000, of which at least $40,000 is payable in the form of restricted stock awards under our 2006 Long-term Incentive Plan. The objective of this policy is to increase each director’s beneficial ownership in us and more closely align the director’s interests in our long-term growth and profitability with that of our stockholders. As reflected below, amounts in excess of the $75,000 annual fee were paid in 2006 due to the increased efforts expended by the non-employee directors in 2006 in connection with our merger with RAM Energy, Inc. We also reimburse all of our directors for travel and other expenses. Committee chairs do not receive any additional compensation for their services. Our employee directors are not compensated for their services as a director of our Board.

On May 8, 2006, we granted restricted stock awards of 10,000 shares to each of Messrs. Lane, Marshall and Reardon, which fully vested on June 8, 2006. The awards were expensed at the fair market price of our common stock on the date of vesting, or $6.04 per share.

Director Summary Compensation Table. The table below summarizes the compensation paid by us to non-employee directors for the fiscal year ended December 31, 2006.

(a)	(b)		(c)	(f)		(g)
Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	All Other Compensation ($)		Total(4)
Sean P. Lane	$23,333		$67,200	$0		$90,533
Gerald R. Marshall	$31,333	(1)	$67,200	$0	(3)	$98,533
John M. Reardon	$31,333	(1)	$67,200	$0	(3)	$98,533

(1)	Messrs. Marshall and Reardon served as directors of RAM Energy, Inc. prior to its acquisition by us on May 8, 2006.

(2)	The amounts reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R)
(3)	Excludes perquisites.

2006 Long-Term Incentive Plan.

Our 2006 Long-Term Incentive Plan, or the 2006 Plan, became effective in May 2006 upon consummation of the merger.

The purposes of our 2006 Plan are to create incentives designed to motivate our employees to significantly contribute toward our growth and profitability, to provide our executives, directors and other employees, and persons who, by their position, ability and diligence, are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives, to attract and retain executives and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in us.

We may grant incentive and non-qualified stock options, stock appreciation rights, performance units, restricted stock awards and performance bonuses, which we refer to collectively as awards, to our officers and key employees, and those of our subsidiaries. In addition, the 2006 Plan authorizes the grant of non-qualified stock options and restricted stock awards to our directors and to any independent contractors and consultants who by their position, ability and diligence are able to make important contributions to our future growth and profitability. Generally, all classes of our employees are eligible to participate in our 2006 Plan.

We reserved 2,400,000 shares of our authorized common stock for issuance of awards to be granted pursuant to our 2006 Plan, 1,209,195 shares of which remained reserved for issuance at March 31, 2007. Each share issued under an option or under a restricted stock award will be counted against this limit. Shares to be delivered at the time a stock option is exercised or at the time a restricted stock award is made may be available from authorized but unissued shares or from stock previously issued but which we have reacquired and hold in our treasury. In accordance with the 2006 Plan, no option can be granted at an exercise price less than the fair market value of our common stock on the date of grant.

In the event of any change in our outstanding common stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, issuance of rights or other similar transactions, the number of shares of our common stock which may be issued upon exercise of outstanding options, and the exercise price of options previously granted under our 2006 Plan, will be proportionally adjusted to prevent any enlargement or dilution of the rights of holders of previously granted options as may be appropriate to reflect any such transaction or event.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of RAM Energy Resources, Inc. (the “Company”) is responsible for providing independent, objective oversight and review of the Company’s accounting functions and internal controls. The Audit Committee is comprised of three non-employee directors. The Audit Committee is governed by a written charter adopted and approved by the Company’s Board of Directors in May 2006. The Company’s Board of Directors determined that all members of the Audit Committee are “independent” under The Nasdaq Stock Market listing standards, and that Gerald R. Marshall is an audit committee financial expert, as defined by SEC rules.

The responsibilities of the Audit Committee include recommending to the Company’s board of directors an accounting firm to serve as its independent auditors. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with the Company’s management, its internal audit personnel and its independent accountants regarding the following:

•	the plan for, and the independent accountants’ report on, each audit of the Company’s financial statements;

•

the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to its stockholders, as well as the adequacy of its internal accounting controls, and accounting, financial and auditing personnel;

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in its financial statements, and recent developments in accounting rules; and

•	the establishment and maintenance of an environment at the Company that promotes ethical behavior.

The Audit Committee Charter of RAM Energy Resources, Inc. provides, among other things, that the Audit Committee must pre-approve all audit and non-audit services to be provided by the Company’s independent auditors. The Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussions, the Audit Committee determined that it had fulfilled its responsibilities under the Audit Committee Charter.

The Audit Committee is responsible for recommending to the Company’s Board of Directors that the Company’s financial statements be included in its annual report. The Audit Committee took a number of steps in making this recommendation for 2006. First, the Audit Committee discussed with UHY LLP, the Company’s independent auditors for 2006, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed UHY’s independence with UHY and received the written disclosures and a letter from UHY regarding its independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. This discussion and disclosure informed the Audit Committee of UHY’s independence, and assisted the Audit Committee in evaluating such independence. The Audit Committee also concluded that UHY’s provision of non-audit services to the Company is compatible with UHY’s independence. Finally, the Audit Committee reviewed and discussed, with the Company’s management and with UHY, the Company’s audited consolidated balance sheets at December 31, 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for the year ended December 31, 2006. Based on the discussions with UHY concerning the audit, the independence discussions, the financial statement review and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Company’s Board of Directors that the Annual Report on Form 10-K of RAM Energy Resources, Inc., for its fiscal year ended December 31, 2006, include these financial statements.

AUDIT COMMITTEE

Sean P. Lane
Gerald R. Marshall
John M. Reardon

March 29, 2007

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 29, 2007 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all our current executive officers and directors as a group.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class(1)
Larry E. Lee(2)(3)	12,605,187		31%
Britani Talley Bowman(4)(5)	11,430,187		28%
John M. Longmire(2)	67,300		*
John L. Cox(2)	69,170		*
Larry G. Rampey(2)	167,300		*
Drake N. Smiley(2)	167,300		*
Gerald R. Marshall(2)	15,000		*
John M. Reardon(2)	16,000		*
Sean P. Lane(6)	15,500	(7)	*
Robert E. Phaneuf(2)	75,100
Rockbay Capital Management, LP(8)	2,295,690		5.6%
Cumberland Associates, LLC(9)	2,239,883		5.5%
All directors and executive officers as a group (9 individuals)	13,191,857		32%

*	Less than 1%
(1)	The outstanding shares of common stock used to determine the percentage of shares beneficially owned by the designated stockholders do not include approximately 12,650,000 shares reserved for issuance upon the exercise of outstanding warrants and 825,000 shares of our common stock issuable upon the exercise of currently exercisable options to purchase 275,000 units, each unit consisting of one share of our common stock and warrants to purchase two shares of our common stock, and an aggregate of 1,209,195 shares reserved for issuance upon the exercise of options that may be granted by us or awards that may be made under our 2006 Long-Term Incentive Plan.
(2)	The business address of this person is 5100 E. Skelly Drive, Suite 650, Tulsa, Oklahoma 74135.
(3)	Includes 500,000 shares owned by a family trust for the benefit of Mr. Lee’s family.
(4)	Ms. Bowman’s business address is 3155 East 86th Street, Tulsa, Oklahoma 74137.
(5)	These shares are held by Danish Knights, A Limited Partnership. Ms. Bowman beneficially owns 98.5% of Danish Knights and is the custodian for a 1.3% interest owned by her minor child. Dannebrog Corporation, the general partner of Danish Knights, owns the remaining 0.2% interest. Ms. Bowman is the president and sole director of Dannebrog Corporation. Accordingly, Ms. Bowman exercises voting and dispositive power over all shares held by Danish Knights.
(6)	Mr. Lane’s business address is 520 Eighth Avenue, 7th Floor, New York, NY 10018.
(7)	Includes currently exercisable warrants to purchase 5,500 shares of common stock.
(8)

the business address is 600 Fifth Avenue, , 24th Floor, New York, NY 10020. Rockbay Capital Management, LP, a Delaware limited partnership (the “Investment Manager”), is the investment manager with respect to our common stock held by certain investment vehicles advised by the Investment Manager (each a “Rockbay Fund). RCM Advisors, LLC, a Delaware limited liability company (the “General Partner”), serves as the general partner of the Investment Manager. Mr. Atul Khanna is the Chief Executive Officer, and Mr. Jonathan Baron is the Senior Managing Director, of the General Partner, and each has the power to exercise investment discretion over, and may be deemed to be the beneficial owner of, all of our common stock owned by the Rockbay Funds. Each of the Investment Manager, the General Partner, and Messrs. Khanna and Baron disclaim any beneficial ownership of any shares of our common stock.

(9)	The business address is 1114 Avenue of Americas, New York, NY 10036. Cumberland Associates LLC is engaged in the business of managing, on a discretionary basis, eight securities accounts, the principal one of which is Cumberland Partners. Gary G. Tynes, Bruce G. Wilcox, Andrew M. Wallach, Lawrence M. Rifkin, Barry A. Konig, Steven D. Morrow and Bradley H. Gendell are the members of Cumberland Associates LLC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our by-laws require that no contract or other transaction shall be made or entered into between us and (i) any of our directors or executive officers; (ii) any person known to be a beneficial owner of more than 5% of any class of our voting securities (a “5% owner”); or (iii) any immediate family member of any director, executive officer or 5% owner unless (y) the contract or transaction is on terms no less favorable to us than may reasonably be available to us from an unaffiliated third party, and (z) if material in amount, is approved by vote of a majority of our disinterested directors.

In October 2004, our subsidiary, RAM Energy, agreed to purchase from KCS Energy an interest in an exploratory oil and gas prospect generated by KCS in the Arkoma Basin of Eastern Oklahoma, and to participate in the drilling of the first well to be drilled on the prospect. RAM Energy acquired a 30.0% interest in prospect, generally, and an additional 8.6% interest in the drill site section for the initial test well. In November 2004, RAM Energy paid its 38.7% share in the estimated $1.2 million dry hole cost for the initial test well. In connection with its participation in the prospect, RAM Energy agreed to allow certain of its senior executive officers, managers, stockholders, an attorney and an independent geologist, to participate in the prospect for their own account by purchasing an aggregate 5% interest in the prospect at the same price paid by RAM Energy to KCS. Accepting participants included, among other officers and employees of RAM Energy, Messrs. Rampey and Smiley, both senior vice presidents of RAM Energy, Mr. Lee, president, CEO and a 50% stockholder of RAM Energy, and Dr. William W. Talley II, then Chairman of RAM Energy and principal owner of Danish Knights, a 50% stockholder of RAM Energy. Other participants included Forrest Fischer, John R. Frick, Jr., Brandon Lee, Sivad Corp., an entity in which Tully Davis is a beneficial owner, and Richard Erickson. Messrs. Fischer, Frick, Lee and Davis are non-officer employees of RAM Energy. In addition, David Stinson, an outside attorney, and an independent geologist under contract with RAM Energy, also participated. In November 2004, RAM Energy entered into a participation agreement with each of the participating parties pursuant to which such parties agreed to participate in the prospect and pay their respective shares of the costs (including dry hole costs) incurred in drilling and completing the initial well on the prospect and to subject their interests to an operating agreement for the further development of the prospect. The participation agreements provided that in order to facilitate billings, distribution of production revenues and other administrative matters, record title to the interests acquired by the participants would be held by REPCO, LLC, a limited liability company formed and owned 50% each by Mr. Lee and Danish Knights. REPCO was formed specifically for the purpose of holding title to the interests of the participating parties in the prospect and to facilitate their participation. In December 2004, RAM Energy assigned an undivided 5% interest in the prospect to REPCO, to hold as nominee for the participants, and the participants were invoiced by REPCO for their respective shares of acreage and dry hole costs on the initial test well. While REPCO is carried on the books of RAM Energy as the party liable for joint interest billings and as the party entitled to receive production revenues attributable to the interests owned by the participating parties, pursuant to the terms of the participation agreements, each participant is directly liable to RAM Energy for his proportionate share of such costs and is entitled to his proportionate share of such revenues. At December 31, 2004, the participating parties were indebted to RAM Energy in the amount of $9,169 representing their aggregate unpaid share of joint interest billings on the prospect. At December 31, 2005, the unpaid balance of joint interest billings on the prospect attributable to the participants was $141,988. An additional well was drilled on this prospect in 2006, and each of the original participants participated in that well through REPCO. At December 31, 2006, no balance was owing to us by REPCO.

For the year ended December 31, 2006 our general and administrative expenses include an aggregate of approximately $152,000 of expenses paid for the benefit of Larry Lee. Some of the expenses paid may have been personal in nature. All of the above amounts paid for the benefit of Mr. Lee related to expenses incurred with respect to periods ended prior to May 8, 2006, the date of our acquisition of RAM Energy, which was prior to the time that Mr. Lee became one of our directors, officers and principal stockholders.

Prior to May 8, 2006, our corporate name was Tremisis Energy Acquisition Corporation, or Tremisis. On May 8, 2006, we acquired RAM Energy through the merger of our wholly owned subsidiary into RAM Energy. The merger was accomplished pursuant to the terms of a merger agreement dated October 20, 2005, as amended, which is referred to as the merger agreement, among us, our acquisition subsidiary, RAM Energy, and the stockholders of RAM Energy. Upon completion of the merger, RAM Energy became our wholly owned subsidiary and we changed our name to RAM Energy Resources, Inc.

Upon consummation of the merger, the stockholders of RAM Energy received an aggregate of 25,600,000 shares of our common stock and $30.0 million of cash. Mr. Lee received an aggregate of 12,555,187 shares of our common stock and $14.7 million in cash, and Danish Knights, A Limited Partnership, another of the principal stockholders of RAM Energy, received an aggregate of 12,555,187 shares of our common stock and $14.7 million in cash. Prior to consummation of the merger, and as permitted by the merger agreement, on April 6, 2006, RAM Energy repurchased a portion of its outstanding stock for an aggregate consideration of $10.0 million, of which Mr. Lee and Danish Knights each received $3.7 million.

The merger was accounted for as a reverse acquisition. For financial accounting and reporting purposes, RAM Energy was treated as the acquiring company and the continuing reporting entity. Upon completion of the merger, our assets and liabilities were recorded at their fair value, which is considered to approximate historical cost, and added to those of RAM Energy. Because we had no active business operations prior to consummation of the merger, the merger was accounted for as a recapitalization of RAM Energy.

On May 8, 2006, in conjunction with the consummation of the merger, we entered into a registration rights agreement with the former stockholders of RAM Energy under which we agreed to provide them with demand and “piggyback” registration rights with respect to our shares of common stock which they received in the merger.

We have and will continue to reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible target businesses and business combinations. Since May 8, 2006, we have not, and we will not in the future, make personal loans to our officers, directors or stockholders owning five percent or more of our common stock.

OTHER INFORMATION

Availability of Form 10-K and Annual Report to Stockholders

We are required to provide an annual report to our stockholders who receive this proxy statement. We will also provide copies of the annual report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the annual report to our stockholders, are available without charge to our stockholders upon written request to our Corporate Secretary. You may review our filings with the Securities and Exchange Commission by visiting our website at http://www.ramenergy.com.

Shareholder Proposals for 2008

Our 2008 Annual Meeting of Stockholders is expected to be held on or about June 12, 2008, and proxy materials in connection with that meeting are expected to be mailed on or about May 22, 2008. In order to be included in our proxy materials for our 2008 Annual Meeting, we must receive stockholder proposals prepared in accordance with the proxy rules on or before January 21, 2008.

Any such proposal should be addressed to the Secretary, RAM Energy Resources, Inc., 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for our 2008 Annual Meeting of Stockholders in accordance with applicable law. We suggest that such proposals be sent by certified mail, return receipt requested.

If we receive notice after April 7, 2008 of any proposal which a stockholder intends to present at our 2008 Annual Meeting, then under the proxy rules, the persons named in the proxy solicited by our Board of Directors for our 2008 Annual Meeting may exercise discretionary voting with respect to such proposal.

In addition, our by-laws currently provide that in order for a stockholder to properly bring business before an annual meeting, the stockholder must have given timely notice of such proposed business in a writing delivered to our corporate Secretary not less than sixty (60) nor more than ninety (90) days prior to the meeting. If we mail or otherwise provide notice, or public disclosure, of the date of our annual meeting on a date that is less that seventy (70) days prior to the date of the annual meeting, the stockholder’s notice that he or she proposes to bring business before the annual meeting must be received by us no later than the tenth business day following the day on which our notice of the annual meeting was mailed, or public disclosure was made, whichever event first occurs.

General

We know of no matters to be presented at our 2007 Annual Meeting other than those included in the Notice. Should any other matter requiring a vote of stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider our best interests. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the United States.

BY ORDER OF THE BOARD OF DIRECTORS

John L. Cox
Secretary

Tulsa Oklahoma

May 22, 2007

PROXY

RAM ENERGY RESOURCES, INC.

5100 EAST SKELLY DRIVE, SUITE 650

TULSA, OKLAHOMA 74135

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John M. Longmire and John L. Cox, and each of them, proxies of the undersigned, with full power of substitution, to vote all common stock of RAM Energy Resources, Inc, a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 12, 2007, or at any adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

A	☒ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

	FOR ALL NOMINEES LISTED TO RIGHT	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT	NOMINEE:
1. Election of Directors	☐	☐	☐	Larry E. Lee
			☐	Gerald R. Marshall

INSTRUCTION: to withhold authority to vote for any nominee, write that nominee’s name on the line provided below.

2. Ratify and approve the appointment of UHY LLP as the independent registered public accounting firm for RAM Energy Resources, Inc. for 2007.

3. In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 2.

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement. The undersigned hereby revokes any proxies heretofore given.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE

SIGNATURE

DATED , 2007

NOTE: Please complete, date and sign exactly as your name appears hereon. In the case of joint owners, each owner should sign. When signing as administrator, attorney, corporate officer, executor, guardian, trustee, etc., please give your full title as such.